Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	Abbe F. Goldstein, CFA	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Ltd Announces Retirement of Stephen Catlin as Executive Deputy Chairman

Hamilton, Bermuda - April 4, 2017 - XL Group Ltd (“XL” or the “Company”) (NYSE: XL) announced today the retirement of Stephen Catlin, Executive Deputy Chairman, effective December 31, 2017. In connection with his retirement, Mr. Catlin has notified the Company of his intention not to stand for re-election to the Company’s Board of Directors at the upcoming Annual General Meeting scheduled for May 19, 2017.

Mr. Catlin will remain the Company’s Executive Deputy Chairman until May 15, 2017, and following that date until the end of the year, he will act as a special advisor to XL’s Chief Executive Officer, Mike McGavick. During this time Mr. Catlin will continue to serve as Chairman of the Insurance Development Forum (“IDF”), a public/private forum launched in 2016 by leaders of the insurance industry, the UN and the World Bank, and will work on other related projects. To ensure continuity on these matters, Mr. Catlin has agreed to act as a consultant to XL from January 1, 2018 to September 30, 2018.

Commenting on the announcement, Mr. Catlin said: "When Mike and I first discussed combining XL and Catlin, we knew we could create a truly special company. Now, nearly two years after the business combination, with the integration largely completed and XL Catlin running at full steam, it is an appropriate time for me to take the opportunity to step back from an active leadership role within the company. I'm enormously proud of what we have achieved, and I wish Mike and the XL Catlin team every success with their future endeavors.”

Mr. McGavick said: “Stephen is an original and a true statesman of our industry. From a teaboy at Lloyd’s to the Chief Executive of its largest syndicate, in Catlin Group he created a rare global success and a hive for talent that is now helping drive XL Catlin forward. We are eternally grateful for his selfless leadership which was essential to the success of the XL and Catlin combination. I look forward to continuing to work with Stephen in his new capacity, first as special advisor to me and then as a consultant to the Company in relation to the very important work of the IDF.”

XL’s Chairman of the Board, Mr. Eugene McQuade, added: “On behalf of the Board, I would like to thank Stephen for his astute vision and voice during the last two years. From the acquisition of Catlin to today, he’s been instrumental to the success of our integration and to the creation of many of the opportunities that have come XL Catlin’s way.”

About XL Group Ltd

XL Group Ltd (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.